Exhibit 99.1

SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
This discussion is a supplement to, and is intended to be read together with, the discussion under the heading “United States Federal Income Tax Considerations,” or the 8-K Disclosure, in Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on March 15, 2012, which was filed with respect to Item 8.01 of Form 8-K. This summary is for general information only and is not tax advice.
The following is a supplement to, and should be read together with, the discussion under the heading “United States Federal Income Tax Considerations-Taxation of the Company” in the 8-K Disclosure.
Proposed Treasury Regulations Regarding Certain Asset Dispositions
If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the tax basis of the asset in our hands is less than the fair market value of the asset, in each case determined at the time we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then as described in the 8-K Disclosure under the heading “-Taxation of the Company-General,” we generally will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the necessary parties make or refrain from making the appropriate elections under the applicable Treasury regulations then in effect.
The IRS has issued Proposed Treasury Regulations which would exclude from the application of this built-in gains tax any gain from the sale of property acquired by us in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code. These Proposed Treasury Regulations will not be effective unless they are issued in final form, and as of the date of this report, it is not possible to determine whether the proposed regulations will be finalized in their current form or at all.
The following discussion supersedes the first three paragraphs in the discussion under the heading “United States Federal Income Tax Considerations-Taxation of Our Company-Annual Distribution Requirements” in the 8-K Disclosure.
To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of specified items of our non-cash income over 5% of our “REIT taxable income” as described below.
For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveling of stepped rents, original issue discount, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.
Also, our “REIT taxable income” will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, in each case determined at the time we acquired the asset, within the ten-year period following our acquisition of such asset. See “Proposed Treasury Regulations Regarding Certain Asset Dispositions” above.